United States securities and exchange commission logo





                         October 29, 2021

       Michael Balkin
       Chief Executive Officer
       Foresight Acquisition Corp.
       233 Michigan Avenue
       Chicago, Illinois

                                                        Re: Foresight
Acquisition Corp.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed October 29,
2021
                                                            File No. 001-40033

       Dear Mr. Balkin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Life Sciences
       cc:                                              Laurie L. Green, Esq.